Exhibit 99.1
Contacts:
Brad Cole
Genomic Health, Inc.
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
WeissComm Partners
415-946-1066
media@genomichealth.com
Genomic Health Announces First Quarter 2006 Financial Results and Business Progress
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif., May 2, 2006 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and updated its business progress for the first quarter ended March 31, 2006.
Total revenue increased to $5.1 million in the first quarter of 2006 versus $0.4 million in the first quarter of 2005 and $1.9 million in the fourth quarter of 2005. Revenue growth was driven primarily by increased adoption of and reimbursement for Oncotype DX™, the company’s breast cancer assay service.
Product revenue from Oncotype DX increased to $4.2 million in the first quarter of 2006 compared to $0.4 million in the first quarter of 2005 and increased 125 percent from $1.8 million in the fourth quarter of 2005. During the first quarter of 2006, approximately 23 percent of product revenue was recorded on an accrual basis and recognized at the time the service was delivered reflecting established payment patterns from payors with coverage policies in place. The balance of product revenue was recognized upon cash collection.
Product revenue from Medicare represented approximately 50 percent of total product revenue in the first quarter of 2006. This is a result of the February 27, 2006 effective coverage date for Medicare patients, as determined by Medicare’s California contractor, and the receipt of payments in the quarter for services provided to Medicare patients prior to the effective coverage date. The majority of Medicare revenue in the quarter reflects Medicare payments for services performed prior to February 27, 2006. Prior to the effective date, approximately 1,300 Medicare services were performed. We have received retroactive payment for approximately one-third of these services as of March 31. Genomic Health anticipates that additional retrospective payments from Medicare will be received in future quarters. Revenue from services for Medicare patients going forward will be recognized at the time the service is performed.

Contract revenue was $0.9 million in the first quarter of 2006 compared to no contract revenue in the first quarter of 2005, and $0.1 million of contract revenue for the fourth quarter of 2005. Increased contract revenue reflects the initiation of the collaboration with sanofi-aventis and the Eastern Cooperative Oncology Group as well as ongoing work with Bristol-Myers Squibb and ImClone Systems.
Cost of product revenue was $2.1 million for the first quarter of 2006, compared to $1.3 million in the first quarter of 2005. First quarter 2006 test service volume was more than two times greater than in the first quarter of 2005. As a result, the cost per test service delivered decreased in the first quarter of 2006 compared to both the first quarter of 2005 and the fourth quarter of 2005.
“We continue to see steady progress in physician usage and payor acceptance of our Oncotype DX service with more than 2,900 test services delivered in the first quarter of 2006, the highest quarterly number to date,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “As in past years, we experienced increased adoption following the San Antonio Breast Cancer meeting in December and Miami Breast Cancer Symposium in February where Oncotype DX was highlighted in a number of clinical discussions. We are pleased that more than 3,000 physicians since launch have utilized Oncotype DX in their treatment planning for appropriate early-stage breast cancer patients and that payors are recognizing the value Oncotype DX brings to patient care.”
Additional First Quarter 2006 Financial Results
Research and development expenses for the first quarter of 2006 were $2.7 million compared to $2.2 million for the same period in 2005. Selling and marketing, and general and administrative expenses for the first quarter of 2006 were $7.7 million, compared to $4.7 million for the same period in 2005. The increase in operating expenses is primarily due to increased costs associated with the marketing of Oncotype DX, investment in the commercial field sales team, higher billing and collection costs, increased expenses related to development collaborations and costs associated with being a public company.
Net loss was $6.8 million in the first quarter of 2006 compared to $7.6 million in the first quarter of 2005. Basic and diluted net loss per share applicable to common stockholders was $0.28 in the first quarter of 2006 compared to $3.85 net loss per share in the first quarter of 2005. On a pro forma basis, basic and diluted net loss per share was $0.28 for the first quarter of 2006 compared to $0.36 net loss per share for the same period in 2005. The pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.
Cash and Cash Equivalents
Cash and cash equivalents and investments at March 31, 2006 were $61.4 million compared to $69.5 million at December 31, 2005.

Recent Highlights and Accomplishments
•	Scientific Presentations
°	Oncotype DX was highlighted in multiple clinical presentations at the Miami Breast Cancer Symposium in February.

°	A research study reported at the annual meeting of the American Association for Cancer Research further explored a family of genes related to one of the genes in the Oncotype DX assay, GSTM1, and found that several genes in this family including GSTM1 predict the likelihood of recurrence of early stage breast cancer.

°	Three scientific abstracts were accepted by the American Society of Clinical Oncology (ASCO) for presentation at the 2006 annual meeting in June, including our first study in colon cancer with the National Surgical Adjuvant Breast and Bowel Project (NSABP).
•	Physician Adoption
°	More than 2,900 test services were delivered in the first quarter of 2006, compared to more than 1,300 in the first quarter of 2005 and more than 2,100 in the fourth quarter of 2005. Approximately 16 percent of test services delivered in the first quarter 2006 were for Medicare patients.

°	Over 3,000 physicians have ordered a cumulative total of more than 10,000 test services since the commercial availability of the Oncotype DX breast cancer service.
•	Reimbursement
°	In January, Medicare’s California contractor, National Heritage Insurance Company, established a positive coverage policy for Medicare patients whose Oncotype DX samples are assayed at the company’s CLIA-certified, CAP-accredited laboratory in Redwood City, California. The policy went into effect February 27, 2006.

°	In early April, the company received notice that an additional 59 out of 67 claims denied by Medicare prior to the February coverage policy were overturned upon appeal by an Administrative Law Judge.

°	Additional regional payors instituted positive coverage policies during the first quarter.
•	Regulatory
°	The company continues its ongoing dialogue with the U.S. Food and Drug Administration (FDA) with respect to the regulatory status of the Oncotype DX breast cancer service. The company has presented information regarding Oncotype DX to FDA and continues to believe that its services are appropriately regulated under the Clinical Laboratory Improvement Amendments of 1988 (CLIA).
Conference Call Details
To access the live conference call today, May 2 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 8371451. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 9 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 8371451.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first service, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and chemotherapy benefit in early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued progress in physician usage and payor acceptance of our test services, our expectation that we will receive additional retrospective payments from Medicare, our belief that payors are recognizing the value our test service brings to patient care, the status of regulation by the U.S. Food and Drug Administration (FDA) of our test service and our belief that our test service is properly regulated under CLIA. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test service; the risk that we may not obtain reimbursement for our existing test service and any future products we may develop; the risks and uncertainties associated with the regulation of our test service by FDA; our ability to compete against third parties; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX, and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months
	Ended March 31,
	2006	2005
	(Unaudited)

REVENUES:
Product revenues	$4,189	$442

Contract revenues	871	—

Total revenues	5,060	442

OPERATING EXPENSES:
Cost of product revenues	2,059	1,286
Research and development	2,711	2,205
Selling and marketing	5,095	3,382
General and administrative	2,622	1,352

Total operating expenses	12,487	8,225

Operating loss	(7,427)	(7,783)

Other income (expense):
Interest income	691	196
Interest expense	(95)	0
Other income	1	1

Net loss	($6,830)	($7,586)

Basic and diluted net loss per share	($0.28)	($3.85)

Shares used to compute basic and diluted net loss per share	24,480,267	1,970,202

Pro forma basic and diluted net loss per share	($0.28)	($0.36)

Shares used to compute pro forma basic and diluted net loss per share	24,480,267	18,784,520

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	March 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Cash and cash equivalents	$17,915	$18,839
Short term investments	43,466	50,688
Accounts receivable	905	—
Other receivable	834	—
Prepaid expenses and other current assets	1,915	2,255

Total current assets	65,035	71,782

Property and equipment, net	5,599	3,277
Restricted cash	500	500
Other assets	240	240

Total assets	$71,374	$75,799

Accounts payable	$973	$1,393
Other current liabilities	4,549	2,978
Deferred revenue	217	238
Capital leases, short-term	1,313	1,052
Capital leases, long-term	3,018	2,621
Stockholder’s equity	61,304	67,517

Total liabilities and stockholders’ equity	$71,374	$75,799

The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2005.